INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (the “Agreement”) is made as of the            day of                               , 2001, by and between Cysive, Inc., a Delaware corporation (the “Corporation”), and                                                             (“You”), a director or officer of Cysive.

     Whereas, it is essential to Cysive to retain and attract as directors and officers the most capable persons available;

     Whereas, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors’ and officers’ liability insurance has been severely limited;

     Whereas, it is now and has always been the express policy of Cysive to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law;

     Whereas, you may not regard the protection available under Cysive’s Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as a director or officer without adequate protection; and

     Whereas, Cysive desires that you serve as a director or officer of Cysive.

     Now, Therefore, Cysive and you do hereby agree as follows:

     1.     Agreement to Serve. You agree to serve or continue to serve as a director or officer of Cysive for so long as you are duly elected or appointed or until such time as you tender your resignation in writing.

     2.     Definitions. As used in this Agreement:

     (a)  The term “Proceeding” shall include any threatened, pending or completed action, suit, or proceeding, whether brought by or in the right of Cysive or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

     (b)  The term “Corporate Status” shall mean the status of a person who is or was a director or officer of Cysive, or is or was serving, or has agreed to serve, at the request of Cysive, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     (c) The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against you or amounts paid in settlement in connection with such matters.

     (d)  References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of Cysive” shall include any service as a director, officer, employee or agent of Cysive which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of Cysive” as referred to in this Agreement.

     3.     Indemnification in Third-Party Proceedings. Cysive shall indemnify you in accordance with the provisions of this Paragraph 3 if you were or are a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of Cysive to procure a judgment in its favor) by reason of your Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by you or on your behalf in connection with such Proceeding, if you acted in good faith and in a manner which you reasonably believed to be in, or not opposed to, the best interests of Cysive and, with respect to of any criminal Proceeding, had no reasonable cause to believe that your conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in, or not opposed to, the best interests of Cysive, and, with respect to any criminal Proceeding, had reasonable cause to believe that your conduct was unlawful.

     4.     Indemnification in Proceedings by or in the Right of Cysive. Cysive shall indemnify you in accordance with the provisions of this Paragraph 4 if you are a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of Cysive to procure a judgment in its favor by reason of your Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by yourself or on your behalf in connection with such Proceeding, if you acted in good faith and in a manner which you reasonably believed to be in, or not opposed to, the best interests of Cysive, except that no indemnification shall be made under this Paragraph 4 in respect of any claim, issue, or matter as to which you shall have been adjudged to be liable to Cysive, unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, you are fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery shall deem proper.

     5.     Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Paragraph 10, Cysive shall not indemnify you in connection with a Proceeding (or part thereof) initiated by you unless the initiation thereof was approved by the Board of Directors of Cysive. Notwithstanding anything to the contrary in this Agreement, Cysive shall not indemnify you to the extent you are reimbursed from the proceeds of insurance, and in the event Cysive makes any indemnification payments to you and you are subsequently reimbursed from the proceeds of insurance, you shall promptly refund such indemnification payments to Cysive to the extent of such insurance reimbursement.

     6.     Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that you have been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, you shall be indemnified against all Expenses incurred by you or on your behalf in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to you, (ii) an adjudication that you were liable to Cysive, (iii) a plea of guilty or nolo contendere by you, (iv) an adjudication that you did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Cysive, and (v) with respect to any criminal proceeding, an adjudication that you had reasonable cause to believe your conduct was unlawful, you shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     7.     Notification and Defense of Claim. As a condition precedent to your right to be indemnified, you must notify Cysive in writing as soon as practicable of any Proceeding for which indemnity will or could be sought by you and provide Cysive with a copy of any summons, citation, subpoena, complaint, indictment, information or other document relating to such Proceeding with which you were served. With respect to any Proceeding of which Cysive is so notified, Cysive will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with its own legal counsel. After notice from Cysive to you of its election so to assume such defense, Cysive shall not be liable to you for any legal or other expenses you subsequently incurred in connection with such claim, other than as provided below in this Paragraph 7. In the event Cysive assumes your defense, Cysive shall have the sole right to control the strategy and conduct of the litigation, including settlement in full or in part of any claims without your consent, provided however that you shall not be required to individually contribute to any such settlement, and provided further that you shall not be required to admit any guilt or liability in any such settlement. You shall have the right to employ your own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from Cysive of its assumption of the defense thereof shall be at your expense unless (i) your employment of counsel has been authorized by Cysive, (ii) your counsel shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between Cysive and you in the conduct of the defense of such action or (iii) Cysive shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of your counsel shall be at the expense of Cysive, except as otherwise expressly provided by this Agreement. Cysive shall not be entitled, without your consent, to assume the defense of any claim brought by or in the right of Cysive or as to which your counsel shall have reasonably made the conclusion provided for in clause (ii) above.

     8.     Advancement of Expenses. Subject to the provisions of Paragraph 9 below, in the event that Cysive does not assume the defense pursuant to Paragraph 7 of this Agreement of any Proceeding to which you were or are a party or are threatened to be made a party by reason of your Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith and of which Cysive receives notice under this Agreement, any Expenses you incurred in defending such Proceeding shall be paid by Cysive in advance of the final disposition of such matter; provided, however, that the payment of such Expenses you incurred in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by you or on your behalf to repay all amounts so advanced in the event that it shall ultimately be determined that you are not entitled to be indemnified by Cysive as authorized in this Agreement. Such undertaking shall be accepted without reference to your financial ability to make repayment.

     9.     Procedure for Indemnification. In order to obtain indemnification or advancement of Expenses pursuant to Paragraphs 3, 4, 6 or 8 of this Agreement, you shall submit to Cysive a written request, including in such request such documentation and information as is reasonably available to you and is reasonably necessary to determine whether and to what extent you are entitled to indemnification or advancement of Expenses. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 60 days after receipt by Cysive of your written request, unless with respect to requests under Paragraphs 3, 4 or 8 Cysive determines within such 60-day period that you did not meet the applicable standard of conduct set forth in Paragraph 3 or 4, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of Cysive consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the Proceeding, (c) independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to Cysive), or (d) a court of competent jurisdiction.

     10.     Remedies. You may enforce the right to indemnification or advancement of Expenses as provided by this Agreement in any court of competent jurisdiction if Cysive denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Paragraph 9. Unless otherwise required by law, the burden of proving that indemnification is not appropriate shall be on Cysive. Neither the failure of Cysive to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because you have met the applicable standard of conduct, nor an actual determination by Cysive pursuant to Paragraph 9 that you have not met such applicable standard of conduct, shall be a defense to the action or create a presumption that you have not met the applicable standard of conduct. Your expenses (of the type described in the definition of “Expenses” in Paragraph 2(c)) reasonably incurred in connection with successfully establishing your right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by Cysive.

     11.     Partial Indemnification. If you are entitled under any provision of this Agreement to indemnification by Cysive for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by you or on your behalf in connection with any Proceeding but not, however, for the total amount thereof, Cysive shall nevertheless indemnify you for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which you are entitled.

     12.     Subrogation. In the event of any payment under this Agreement, Cysive shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable Cysive to bring suit to enforce such rights.

     13.     Term of Agreement. This Agreement shall continue until and terminate upon the later of (a) six years after the date that you shall have ceased to serve as a director or officer of Cysive or, at the request of Cysive, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (b) the final termination of all Proceedings pending on the date set forth in clause (a) in respect of which you are granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by yourself pursuant to Paragraph 10 of this Agreement relating thereto. This Agreement supercedes any prior indemnification provided to you by Cysive.

     14.     Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under the Certification of Incorporation, the By-Laws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in your official capacity and as to action in another capacity while holding office for Cysive. Nothing contained in this Agreement shall be deemed to prohibit Cysive from purchasing and maintaining insurance, at its expense, to protect itself or you against any expense, liability or loss incurred by it or you in any such capacity, or arising out of your status as such, whether or not you would be indemnified against such expense, liability or loss under this Agreement; provided that Cysive shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent you have otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

     15.     No Special Rights. Nothing herein shall confer upon you any right to continue to serve as an officer or director of Cysive for any period of time or at any particular rate of compensation.

     16.     Savings Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then Cysive shall nevertheless indemnify you as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

     17.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

     18.     Successors and Assigns. This Agreement shall be binding upon Cysive and its successors and assigns and shall inure to the benefit of your estate, heirs, executors, administrators and personal representatives.

     19.     Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     20.     Modification and Waiver. This Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

     21.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a) if to you:[ ]

(b) if to Cysive, to:	John Lund, CFO

Cysive, Inc.
10780 Parkridge Blvd.
Suite 400
Reston, VA 20191

or to such other address as may have been furnished to you by Cysive or to Cysive by yourself, as the case may be.

     22.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYSIVE, INC.

Attest:	By:

By:	Name:

Name:
Title:

DIRECTOR/OFFICER:

Print Name: